Registration No. 333-59453
                                                   Rule 424 (b)(2)

PRICING SUPPLEMENT NO. 18 Dated March 17, 1999 (To Prospectus dated
July 28, 1998)
                         $5,000,000,000

    H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                        Medium Term Notes

           Due Nine Months or More from Date of Issue
                       ------------------

Principal Amount:   $500,000,000

Price to Public:    100%           Proceeds to HFC:    100%

Issue Date:    March 22, 1999

Stated Maturity:    April 17, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on March 18, 1999.

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Minus 0.115% (- 11.5 basis points)

Interest Payment Dates:  On the 17th of March, June, September and
     December of each year, commencing June 17, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity: Three months, except for the final interest period which will be one month.

Agent:    Merrill Lynch & Co., as Principal

Agent's Commission or Discount:    Not Applicable.